UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant under §240.14a-12

MEDALLION FINANCIAL CORP.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Medallion Financial Corp. will begin distribution of the following letter to shareholders:

May 31, 2024

Dear Fellow Medallion Financial Shareholder,

Your vote at the Annual Meeting of Shareholders (the “2024 Annual Meeting”) of Medallion Financial Corp. (the “Company”), to be held on June 11, 2024, is very important. Please vote today “FOR” only Robert M. Meyer and David L. Rudnick to be elected to the Board of Directors on the BLUE proxy card.

An activist investor, Stephen Hodges of ZimCal Asset Management, holds only 0.4% of our shares and is attempting to replace these two highly experienced directors who have overseen a successful transformation of the Company’s businesses that positions it for future growth. In their place, he wants to add himself and another hand-picked nominee, Judd Deppisch, both of whom have conflicts of interest and little, if any, relevant experience.

Contrary to Mr. Hodges’ misleading assertions, Medallion’s Board of Directors and management have successfully transformed the Company into a growing consumer lending business that has delivered substantial value creation for ALL shareholders. In fact, the Company’s Total Shareholder Return (“TSR”) has outperformed the median TSR of its peers over the last 1-, 3- and 5-year periods,1 and FTSE Russell recently disclosed that Medallion is set to join the Russell 3000® Index on July 1, 2024.2

Visit http://VoteMedallion.com/ for more information about Medallion’s successful transformation, strong operational and financial performance, and the facts about Mr. Hodges’ unwarranted campaign.

Leading Independent Proxy Advisor Recommends Shareholders Vote “For” Medallion’s Nominees

On May 24, leading independent proxy advisory firm Institutional Shareholder Services (“ISS”) recommended that Medallion shareholders vote on the BLUE proxy card “FOR” ONLY Medallion’s nominees, Robert M. Meyer and David L. Rudnick, and “FOR” the advisory vote on the compensation of the Company’s named executive officers. In its report, ISS noted:

•	“The company's TSR has outperformed its peers and the broader market over the one-, three-, and five-year periods ending on the unaffected date.”

•
“In light of the company's TSR and operational performance, and the board's willingness to engage with its shareholders, as evidenced by a recent settlement, incremental changes at the board level do not appear necessary at this time.”

1 TSR measured as of the end of the Company’s Fiscal Year on December 31, 2023. Peer group selected and approved by the Compensation Committee as a reference for the 2023 short-term incentive cash awards and 2023 compensation program and pay decisions. See proxy statement filed by Medallion Financial Corp. on April 29, 2024, for full list of peers.
2  https://www.medallion.com/pdf/news_press_releases/press_release_05-28-24_Russell.pdf

•
“The company has posted continued growth over the last five years coming out of the taxi medallion crisis and write-off of the associated medallion loan portfolio. The consumer recreation and home improvement portfolios have shown continued growth, and the company's profitability metrics have recovered, allowing the company to resume returning capital to shareholders via a reinstated dividend and stock repurchases.”

•	“As there is no case for incremental change at this time, shareholders are recommended to vote FOR all management nominees.”

Mr. Hodges’ attacks on our business are wrong, grounded in his creditor perspective, and ignore our growth and shareholder value creation

“[B]eing a creditor means that our upside is capped while our downside is not, so we are particularly sensitive to the potential risks in a rapidly changing economic environment”3
- Stephen Hodges, Dec. 12, 2023

With the overwhelming majority of his holdings in the Company in debt, Mr. Hodges’ attacks on the Company’s business are riddled with inaccuracies, reflect unwarranted focus on downside risk, and ignore the Board’s success in driving growth and creating value for all shareholders. Despite Mr. Hodges’ attempts to assert himself as a sophisticated investor with extensive leadership experience that would enable him to do a better job than the current board members, Medallion’s strong results speak for themselves and make clear that change is not needed.

Here and throughout this letter, we provide the facts on myths told by Mr. Hodges about the Company as part of his misguided and unwarranted campaign.

Mr. Hodges’ Myths	Reality
“With the Taxi Medallion implosion, the Board failed to recognize the early risks/warnings and take deliberate action”
•      The Board and management have successfully transformed the Company from a taxi medallion lender into a growing consumer lender
•      Under the Board’s leadership, Medallion began diversifying away from taxi medallion lending in 1998, began recreation lending in 2004, and began home improvement lending in 2012
•      In the past three years, the company has generated over $153 million of earnings and returned over $36 million to shareholders in the form of dividends and stock repurchases

“Rapid Deterioration in Key Operating Metrics Poses Significant Risk to Shareholders”
•      Despite his fearmongering, Mr. Hodges’ own data show only minor fluctuations over time; for instance, he presents a 10 basis points increase in net interest margin between 2019 and 2023 (from 8.6% to 8.7%) as “Contracting Net Interest Margins”
•      During 2021 through 2023, the Company collectively increased total loans by 80%
•      The Company’s transformation has delivered strong cumulative TSR over the past 1, 3, and 5 years, including 44% over the last year, more than 118% over the last three years and more than

3 Emphasis added.

Mr. Hodges’ Myths	Reality

128% over the last five years, significantly above the median of our peers
•      In 2023, Medallion had the highest total net income and highest annual earnings per share since our initial public offering in 1996

“MFIN appears to be focused on achieving growth for the sake of growth without much consideration for core (mostly consumer) credit quality”
•      Medallion maintains a conservative approach on credit and growth so that the Company is positioned for success even in the event of macro-economic headwinds
•      Medallion has a significant focus on increasing the weighted average FICO scores[4] of its recreation portfolio and maintaining high weighted average FICO scores on its home improvement portfolio. Between 2018 and 2023:
o      Recreation segment weighted average FICO score increased from 642 (non-prime) to 683 (prime)
o      Home improvement segment weighted average FICO score increased from already high 759 (super-prime) to 764 (super-prime)

We know Medallion shareholders have benefitted from our successful transformation, as demonstrated by our strong TSR and significant capital return. Mr. Hodges may be less interested in that story because, as admitted to us in December 2023: “We are on the credit side, so we don’t really care about the equity story.”

Mr. Hodges seeks to replace highly qualified directors who have delivered value for shareholders with conflicted and less qualified nominees

Medallion’s Board has overseen the successful transformation of the Company through the right mix of skills, experience, and perspectives that has been assembled through thoughtful and regular refreshment. All independent directors have joined since 2017, including three within the past four years, and the Board appointed Brent Hatch as its first Lead Independent Director in 2022.

Our other directors provide deep institutional knowledge that has been critical to our business transformation, including the vision to establish Medallion Bank and the deliberate move to consumer lending. Altogether, the current directors bring significant experience in areas critical to the Company’s execution of its business strategy, including experience in banking and financial services, consumer and commercial lending, risk management, and senior leadership.

The Board has nominated two highly qualified directors for re-election at the 2024 Annual Meeting – Robert M. Meyer and David L. Rudnick. By contrast, Mr. Hodges has nominated two conflicted, less qualified candidates, including himself.

4 Measured at the time of origination.

Here are the facts about some of the many myths told by Mr. Hodges about the Board’s nominees compared to himself and his other nominee:

Mr. Hodges’ Myths	Reality
“The incumbent slate will not deliver the necessary change for Medallion stockholders”
•       The Board’s nominees have delivered necessary change through the successful transformation of Medallion into a growing consumer lender
•       The Board’s nominees bring relevant skills and proven leadership:
o      Mr. Meyer brings extensive banking experience, including 20 years as Chief Commercial Lending Officer of Valley National Bancorp and over 10 years as President and CEO of various other banks
o      Mr. Rudnick brings differentiated perspectives built from many years as an experienced commercial operator and real estate investor and manager, diversifying our Board’s largely financial services experience

“Mr. Hodges has over 19 years of experience as both a lender and debt investor”
•     Mr. Hodges has experience in making illiquid debt investments in banks and other credit investments, which is not relevant to the Company’s consumer and commercial loan portfolio
•      While Mr. Hodges now claims to have previously worked for commercial banks, this experience is omitted from his official biography filed with the SEC and from his experience on LinkedIn

“ZimCal has informed MFIN, and provided evidence, that Mr. Deppisch does not meet the criteria as defined in 12 CFR 348.2(k) of Nelnet Bank”
•      Despite Mr. Hodges’ protestations, Nelnet Bank makes home improvement loans, which is competitive with the Company’s home improvement segment
•      Moreover, Mr. Hodges refused to provide information that would help the Company confirm that the election of Mr. Deppisch would not violate antitrust and banking laws

“Mr. Hodges did not insist on anything except for a better run company”
•      In a February 12, 2024, letter to the Company, Mr. Hodges presented the Company with four “outcomes”:
o      Two variations on a buyout of his trust preferred securities (either $12M in cash or $13M in cash-and- equity), each equating to nearly 100% return on his estimated purchase price.
o      Give two Board seats to a debtholder (immediately appoint Messrs. Hodges and Deppisch)
o      Proxy fight in 2024 and “every year thereafter if unsuccessful”

To learn the facts about Mr. Hodges’ egregious claims, we encourage you to visit http://VoteMedallion.com, where you can review Medallion’s latest Investor Presentation and other information about the Company’s strategy and strong operational and financial performance.

As you consider your vote at our 2024 Annual Meeting, please consider the following:
•
Medallion’s governance and Board are fit for building on the Company’s successful business transformation. The Board has the right mix of skills, experience, and perspectives, and has been assembled through thoughtful and regular refreshment. All independent directors have joined since 2017, including three within the last four years.

•
The Board and management team are deeply aligned with shareholders, collectively holding 24% of the Company’s outstanding shares.5 On the contrary, Mr. Hodges only holds 0.4% – all of which has been acquired since December 2023 in connection with this proxy contest.

•
Medallion’s management team is highly experienced and has proactively led the Company to become a growing consumer lending business. The Company is continuing to grow its high return, scalable, and strong cash-generating model, and is driving even greater profitability from enhanced operational efficiency and investments in technology.

VOTE ON THE BLUE UNIVERSAL PROXY CARD TODAY “FOR” ONLY ROBERT M. MEYER AND DAVID L. RUDNICK, “FOR” THE APPROVAL OF THE 2023 COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS, AND FOR “ONE YEAR” ON THE SAY-ON- FREQUENCY VOTE

Please vote now using one of the following methods:
Vote by Internet Go to the website identified on the enclosed BLUE proxy card or voting instruction card	Vote by Phone Call the number on the enclosed BLUE proxy card or voting instruction card	Vote by Mail Mark, sign, date and return the enclosed BLUE proxy card or voting instruction card in the accompanying postage-paid pre- addressed envelope

If you inadvertently voted using the white proxy card, you can change your vote by voting again using the Company’s BLUE proxy card. The Company urges you to discard any white proxy card and other proxy materials you may receive and to only vote using the Company’s BLUE proxy card.
Your vote is important. If you have any questions or need any assistance in voting, please call our proxy solicitors, Alliance Advisors, toll-free at (855) 600-2578.
Thank you for your consideration and continued support.
Sincerely,

Alvin Murstein	Brent O. Hatch
Chairman and Chief Executive Officer	Lead Independent Director

5 Includes vested restricted stock units and unexercised vested stock options.

Forward-Looking Statements
Please note that this letter contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, net interest income and expenses, other expenses, earnings, growth, and our growth strategy. These statements are often, but not always, made using words or phrases such as “will” and “continue” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to future public announcements of our earnings, the impact of the pending SEC litigation, expectations regarding our loan portfolio, including collections on our medallion loans, the potential for future asset growth, and market share opportunities. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. For example, statements about the effects of the current economy, whether inflation or the risk of recession, operations, financial performance and prospects constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond Medallion’s control. In addition to risks relating to the current economy, a description of certain risks to which Medallion is or may be subject, including risks related to the pending SEC litigation, please refer to the factors discussed under the heading “Risk Factors” in Medallion’s 2023 Annual Report on Form 10-K.
Important Additional Information and Where to Find It

Medallion has filed its definitive proxy statement, accompanying BLUE proxy card and other relevant documents with the SEC in connection with the solicitation of proxies for Medallion’s upcoming 2024 Annual Meeting of Shareholders. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING MEDALLION’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND
SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge by visiting the “Investor Relations” section of Medallion’s website at www.medallion.com, as soon as reasonably practicable after such materials are filed with, or furnished to, the SEC.